State of Delaware
Secretary of State
Division of Corporations
Delivered 01:05 PM 01/15/2014
FILED 12:50 PM 01/15/2014
SRV 140051141 - 3913976 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER
OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is **Ekso Bionics, Inc.**, a Delaware corporation (the "Company"), and the name of the corporation being merged into this surviving corporation is **Ekso Acquisition Corp.**, a Delaware corporation ("Acquisition Subsidiary").

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is **Ekso Bionics, Inc.**, a Delaware corporation.

FOURTH: The Certificate of Incorporation of Acquisition Subsidiary, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The Agreement of Merger is on file at 1414 Harbour Way South, Suite 1201, Richmond, CA 94804, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 15th day of January, 2014.

EKSO BIONICS, INC.

By: [signature]
Name: Nathan Harding
Title: Chief Executive Officer

2351475.2

{00150873.1 / 0947-007}